                                 EXHIBIT 99 (b)

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     On February 27, 1998, Bacou USA Safety, Inc. ("Bacou Safety"), a wholly-owned subsidiary of Bacou USA, Inc. ("Bacou") consummated the following transactions (collectively, the "Transactions") (i) its acquisition of substantially all of the operating assets of Howard S. Leight & Associates, Inc. (d/b/a Howard Leight Industries) ("Leight"), (ii) its acquisition of all of the capital stock of Howard Leight de Mexico S. A. de C.V. ("Leight Mexico") (except for one share of capital stock which was purchased by Bacou in order to satisfy a statutory requirement that Leight Mexico have two stockholders) from Leight and Howard S. Leight ("H. Leight"), and (iii) its acquisition of all of the capital stock of Howard Leight (Europe) Limited ("Leight Europe") from H. Leight and John Dean. The Transactions are more fully described in the Bacou Form 8-K filed March 13, 1998 relating to this transaction.

     Leight, together with Leight Mexico and Leight Europe design, manufacture and sell a complete line of hearing protection products, including disposable ear plugs, reusable ear plugs and ear muffs. Leight's principal business location is in San Diego, California. Assets acquired include physical property, intellectual property and working capital. Bacou intends to continue to use acquired physical property for the manufacture of hearing protection products.

     Bacou paid cash consideration of $125.9 million in connection with the closing of the Transactions, $5.9 million of which represented the refinancing of Leight indebtedness. Funding of the cash consideration was provided by the following: (i) an advance of $110 million under Bacou's term loan facility with Banque Nationale de Paris; (ii) an advance of $14.3 million under Bacou's revolving credit line facility with Citizens Bank of Rhode Island; and (iii) the balance from Bacou's cash balances.

     The acquisition of Leight Europe has not been incorporated into the Unaudited Pro Forma Financial Statements contained herein and the historical audited financial statements have not been included herein. Leight Europe is the distributor of Leight product within Europe and derives all of its income from commissions paid to it by Leight. Leight Europe remits substantially all of its income to Leight. If the financial statements of Leight Europe had been combined with the Unaudited Pro Forma Financial Statements of Income and the Unaudited Pro Forma Balance Sheet for the period ended and as of December 31, 1997, net revenue would not have been affected and net income would have been increased by approximately $132,000. Total assets would have increased by approximately $635,000 and net equity would have been increased by approximately $437,000. Management believes these amounts to be immaterial to the Transactions taken as a whole.

     The unaudited pro forma information is based on the historical consolidated financial statements of Bacou and its consolidated subsidiaries and Leight and its consolidated subsidiaries under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements. The pro forma financial statements do not give effect to anticipated cost savings, if any, in connection with the acquisition unless there are specifically identifiable expense reductions that result from the purchase agreements that set forth the Transactions.

     The information shown below should be read in conjunction with the consolidated historical financial statements of Bacou and the consolidated historical financial statements of Leight, including the respective notes thereto. The unaudited pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the Transactions been consummated during the period or as of the date for which the unaudited pro forma data is presented. The unaudited pro forma information is also not indicative of future results of operations or financial position.

     The following nonrecurring charges will be included in the consolidated statement of income of Bacou during the two months subsequent to February 27, 1998. These costs were not considered in the accompanying pro forma consolidated statement of income for the period ended December 31, 1997 (i) purchased in process research and development costs totaling $8.4 million ($5.1 million net of tax), (ii) charges to cost of sales relating to the step-up of acquired inventories to fair value totaling $1.0 million ($.6 million net of tax), and,
(iii) payments to certain senior executives in the aggregate amount of $.6 million ($.4 million net of tax) that were made as an inducement to consummate the Transactions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 1997
(in thousands except earnings per share)


                                                                   Howard S. Leight and
                                                                     Associates, Inc
                                                Bacou USA, Inc.      and Subsidiaries
                                                  Year Ended            Year Ended          Pro Forma            Pro Forma
                                               December 31, 1997     December 31, 1997     Adjustments   Ref.   As Adjusted
                                               -----------------     -----------------     -----------   ----   -----------

Net sales                                           $130,869               $46,493           $     -              $177,362

Cost of sales                                         64,467                19,694              (944)     (1)       83,217
                                                     -------               -------           -------              --------

     Gross profit                                     66,402                26,799               944                94,145

Operating expenses:
  Selling                                             21,658                 7,051                 -                28,709
  General and administrative                          11,184                 9,321            (2,675)     (2)       17,830
  Purchased in-process research and
     development                                       3,721                     -                 -                 3,721
  Research and development                             1,110                     -               423      (3)        1,533
  Amortization of intangible assets                    4,095                     -             3,577      (4)        7,672
                                                     -------               -------           -------              --------

     Total operating expenses                         41,768                16,372             1,324                59,464
                                                     -------               -------           -------              --------

     Operating income                                 24,634                10,427              (380)               34,681

Other expense (income):
  Net interest expense (income)                         (216)                  302             7,747      (5)        7,833
  Net other expense (income)                            (160)                   43                 -                  (117)
                                                     -------               -------           -------                ------

     Other expense (income), net                        (376)                  345             7,747                 7,716
                                                     -------               -------           -------              --------

     Income from continuing operations
       before income taxes                            25,010                10,082            (8,127)               26,965

Income taxes                                          10,588                    70               692      (6)       11,350
                                                     -------               -------           -------              --------

Net income from continuing operations before
   non-recurring charges directly attributable
   to the transaction (A)                           $ 14,422               $10,012           $(8,820)             $ 15,614
                                                    ========               =======           =======              ========

Basic earnings per share                            $   0.83                                                      $   0.90
Diluted earnings per share                          $   0.83                                                      $   0.90

Weighted average shares outstanding:
     Basic                                            17,383                                                        17,383
     Diluted                                          17,410                                                        17,410


See Notes to Unaudited Pro Forma Consolidated Financial Statements


(A) The company completed its acquisition on May 30, 1997, of Survivair, Inc. and on September 30, 1997, of Biosystems, Inc. Acquisition-related non-recurring charges included above totaled $5.9 million for the year ended December 31, 1997. On an after tax basis these charges were equal to $5.1 million. Excluding non-recurring charges, net income would have been as follows:


Net income                                        $19,498                                                          $20,690
                                                  -------                                                          -------

Basic and diluted earnings per share              $  1.12                                                          $  1.19
                                                  -------                                                          -------

Other information:
 Depreciation and amortization                    $ 8,618                                                          $12,751
                                                  -------                                                          -------


Earnings before interest, taxes, depreciation
 amortization and non-recurring charges           $39,176                                                           53,356
                                                  -------                                                          -------


Notes to Unaudited Pro Forma Consolidated Statement of Income
Year ended December 31, 1997
(in thousands)

                                                               Adjustments
                                                               -----------
COST OF SALES:

(1)  To remove the salary of an employee terminated as a result of the Transactions.                        $   (61)

     To reclassify the cost of the research and development department from
cost of sales to a separate category of operating expense.                                                  $  (423)

     The reverse historical depreciation and include revised depreciation based upon the expected useful lives and fair value of Property and Equipment acquired in connection with the Transactions as follows:

     Transactions
     Remove old depreciation amount                                                             $(788)
                                                                                                -----
     Add new depreciation amount:                                                     Cost
                                                                                     ------
          Land                                                                       $  998     $   -
          Land improvements (used 75% in manufacturing)     Useful life 10 years     $  200     $  15
          Building (used 75% in manufacturing)              Useful life 40 years     $5,325     $ 100
          Machinery and equipment                           Useful life 10 years     $2,130     $ 213
                                                                                                -----
          New depreciation                                                                      $ 328
                                                                                                -----
          Net depreciation adjustment                                                                       $  (460)
                                                                                                            -------

Decrease in cost of sales                                                                                               $  (944)
                                                                                                                        =======

GENERAL AND ADMINISTRATIVE EXPENSE:

(2)  To remove the salaries of employees, including Howard S. Leight, terminated
     as a result of the Transactions.                                                                       $(1,699)

     To remove the costs of certain equipment rentals and the related maintenance
and operating expenses on that equipment not acquired in the transactions.                                  $(1,108)

     To record estimated additional expenses to be incurred as a result of the
removal of the equipment rented above.                                                                      $   250

     To record the reduction in executive salaries realized because of new employment contracts with modified incentive programs. For purposes of this adjustment the assumption has been made that the maximum amount of the incentive
will be earned.                                                                                             $  (415)

     To record the annual obligation incurred under a consulting agreement with
Howard S. Leight. This amount includes a direct annual payment of $200 plus the amortization over the term of the agreement of the Fair Value of $350 in stock
options granted to the consultant and immediately vested.                                                   $   270


    To reverse historical depreciation and include revised depreciation based upon the expected useful lives and fair value of property and equipment acquired in connection with the Transactions as follows:

     Remove old depreciation amount                                                             $(202)
                                                                                                -----
     Add new depreciation amount                                                      Cost
                                                                                     ------
          Land                                                                       $  998     $   -
          Land improvements (used 25% in administration)    Useful life 10 years     $  200     $   5
          Building (used 25% in administration)             Useful life 40 years     $5,325     $  33
          Furniture and fixtures                            Useful life 7 years      $  651     $  93
          Computer equipment                                Useful life 3 years      $  198     $  66
          Vehicles                                          Useful life 3 years      $   94     $  31
                                                                                                -----
          New depreciation                                                                      $ 229
                                                                                                -----
          Net depreciation adjustment                                                                       $    27
                                                                                                            -------

Decrease in general and administrative expenses                                                                         $(2,675)

Year ended December 31, 1997
(in thousands)

                                                               Adjustments
                                                               -----------

RESEARCH AND DEVELOPMENT EXPENSE:
(3)  To reclassify the cost of the research and development department from cost
of sales to a separate category of operating expense:                                                                   $   423
                                                                                                                        =======
AMORTIZATION OF INTANGIBLES:
(4)  To record amortization expense based upon the expected useful lives and fair value of intangible assets acquired in connection with the Transactions as follows:
                                              Description                           Cost     Amortization
                                              -----------                           ----     ------------
          Goodwill                                    Useful life of 30 years      $ 12,435     $  414
          Core technology                             Useful life of 20 years      $  9,086     $  454
          Current products and technology             Useful life of 30 years      $ 75,717     $2,524
          Other intangible assets                     Useful life of 10 years      $    658     $   66
          Other intangible assets                     Useful life of 30 years      $  3,542     $  118
                                                                                   --------     ------
          Totals                                                                   $101,438     $3,577
                                                                                   --------     ------
          New amortization amount                                                                                       $ 3,577
                                                                                                                        -------
INTEREST EXPENSE:
(5)  To record interest expense on the portion of the acquisition price financed with bank borrowing through term loan and working capital loan facilities. The interest rate will be set quarterly at LIBOR plus various fees that totaled
6.1532% at February 11, 1998.

          Amount of indebtedness                                                                            $125,900
          Interest rate on indebtedness                                                                       6.1532%
                                                                                                            --------

          Increase in interest expense                                                                                  $ 7,747
                                                                                                                        =======

INCOME TAXES:
(6)  To record the income tax effect on the income reported by Howard S. Leight
& Associates, Inc. if the income was taxed at a rate of 39%. This rate reflects the federal statutory rate of 35% plus the effect of state and local income taxes, less the income tax
paid by Howard S. Leight & Associates, Inc.                                                                 $  3,862

     To record the income tax effect of the pro forma adjustments at a rate of 39% This rate is based upon a federal statutory rate equal to 35% plus the
effect of state and local income taxes.                                                                     $ (3,170)
                                                                                                            --------

Increase in income taxes                                                                                                $  692
                                                                                                                        ======

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 1997
(in thousands)

                                                                        Howard S. Leight &
                                                                         Associates, Inc
                                                   Bacou USA, Inc.       and Subsidiaries
                                                         At                    At            Pro Forma                Pro Forma
                                                  December 31, 1997     December 31, 1997   Adjustments     Ref.     As Adjusted
                                                  -----------------     -----------------   -----------     ----     -----------
ASSETS:
Current assets:
  Cash and cash equivalents                           $  1,277              $ 3,659          $ (2,659)       (1)      $  2,277
  Trade accounts receivable, net                        16,099                4,299                --                   20,398
  Inventories                                           23,449                4,112             1,013        (2)        28,574
  Prepaid expenses                                       3,502                  459                --                    3,961
  Deferred income taxes                                  1,426                   --                --                    1,426
                                                      --------              -------          --------                 --------
    Total current assets                                45,753               12,529            (1,646)                  56,636
  Restricted cash and investments                           --                   68               (68)       (3)            --
  Property and equipment, net                           35,880                9,748               118        (4)        45,746
  Intangible assets, net                                70,718                  289           104,275        (5)       175,282
                                                      --------              -------          --------                 --------
    Total assets                                      $152,351              $22,634          $102,679                 $277,664
                                                      ========              =======          ========                 ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $  5,523              $ 1,216          $      -                 $  6,739
  Accrued compensation and benefits                      2,939                2,371                 -                    5,310
  Due to related parties, net                                -                   42               (42)       (6)             -
  Other accrued expenses                                 1,752                    -                 -                    1,752
  Current portion of long-term debt                          -                  760            14,954        (7)        15,714
  Income taxes payable                                   1,029                    -                 -                    1,029
                                                      --------              -------          --------                 --------
    Total current liabilities                           11,243                4,389            14,912                   30,544
                                                      --------              -------          --------                 --------
Long-term debt, net of current portion                       -                5,052           105,134        (8)       110,186
Deferred income taxes                                    6,052                    -                 -                    6,052
Other liabilities                                        2,704                  168                 -                    2,872
                                                      --------              -------          --------                 --------
  Total liabilities                                     19,999                9,609           120,046                  149,654
                                                      --------              -------          --------                 --------
Common stock subject to a put option,
  578,560 shares                                         9,450                    -                 -                    9,450
Stockholders' equity:
  Preferred stock                                            -                    -                 -                        -
  Common stock                                              17                   55               (55)       (9)            17
Additional paid-in capital                              62,588                    -                 -                   62,588
Retained earnings                                       60,297               12,970           (17,312)       (9)        55,955
                                                      --------              -------          --------                 --------
  Total stockholders' equity                           122,902               13,025           (17,367)                 118,560
                                                      --------              -------          --------                 --------
  Total liabilities and stockholders' equity          $152,351              $22,634          $102,679                 $277,664
                                                      ========              =======          ========                 ========

Notes to Unaudited Pro Forma Consolidated Balance Sheet
December 31, 1997
(in thousands)

                                                                 Adjustments
                                                                 -----------
CASH:
-----
(1)  To record the decrease in cash of Howard Leight & Associates, Inc. to the level
to be purchased per the purchase agreement.                                                                    $ (2,659)
                                                                                                               ========

INVENTORIES:
(2)  To record the increase in inventories to fair value on the date of acquisition.  This amount will be charged to cost of sales over the two month period beginning
March 1, 1998.                                                                                                 $  1,013
                                                                                                               ========

RESTRICTED CASH AND INVESTMENTS:
(3)  To record the decrease in restricted cash and investments to the level to be
purchased per the purchase agreement.                                                                          $    (68)
                                                                                                               ========

PROPERTY AND EQUIPMENT, NET:
(4) To record the increase in value of property and equipment at the date of acquisition based on fair market appraisals, as follows:

                                    Description
                                    -----------
     Land                                                                                     $    998
     Land improvements                                                                        $    200
     Building                                                                                 $  5,325
     Machinery and equipment                                                                  $  2,130
     Furniture and fixtures                                                                   $    651
     Computer equipment                                                                       $    198
     Construction in progress                                                                 $    270
     Vehicles                                                                                 $     94
                                                                                              --------
     Fair market value at acquisition                                                         $  9,866
     Net book value prior to acquisition                                                      $  9,748
                                                                                              --------
          Net increase in value                                                                                $    118
                                                                                                               ========

INTANGIBLE ASSETS, NET:
(5) To record the increase in value of intangible assets at the date of acquisition based on fair market appraisals, as follows:

                                    Description
                                    -----------
     Goodwill                                                                                 $ 12,435
     Core technology                                                                          $  9,086
     Current products and technology                                                          $ 75,717
     Other intangible assets                                                                  $    658
     Other intangible assets                                                                  $  3,542
     Long term deferred income taxes                                                          $  2,776
     Prepaid consulting fees                                                                  $    350
                                                                                              --------
     Fair market value at acquisition                                                         $104,564
     Net book value prior to acquisition                                                      $    289
                                                                                              --------
          Net increase in value                                                                                $104,275
                                                                                                               ========

DUE TO RELATED PARTIES, NET:
(6)  To record the removal of due to (from), net of related parties not
acquired in the acquisition.                                                                                   $    (42)
                                                                                                               ========

Notes to Unaudited Pro Forma Consolidated Balance Sheet
December 31, 1997

CURRENT PORTION OF LONG-TERM DEBT:
(7)  To record the decrease in current portion of long-term debt to be paid off
prior to the acquisition.                                                                     $   (760)

     To record the increase in the current portion of long-term debt on the debt
incurred to fund the acquisition.                                                             $ 15,714
                                                                                              --------
     Net increase in current portion of long-term debt                                                         $ 14,954
                                                                                                               ========

LONG-TERM DEBT:
(8)  To record the decrease in long-term debt to be paid off at the acquisition               $ (5,052)

     To record the increase in long-term debt incurred to fund the Transactions as follows:

                                    Description
                                    -----------
     Assumed debt incurred to fund the Transactions                                           $125,900
     Current portion of long-term debt                                                        $(15,714)
                                                                                              --------
          Net long-term debt incurred                                                                          $105,134
                                                                                                               ========

STOCKHOLDERS' EQUITY:
(9) To record the reduction in the equity accounts as a result of the Transactions, and the non-recurring charge for purchased in-process research and development as follows:

                                    Description
                                    -----------
     Common stock                                                                             $    (55)
     Retained earnings                                                                        $(12,970)
     Retained earnings reduction attributable to purchased in-process research
          and development                                                                     $ (7,118)
     Less tax benefit on write-off of purchased in-process research and
          development                                                                            2,776
                                                                                              --------
          Net change in stockholders' equity                                                                   $(17,367)
                                                                                                                ========